THOMPSON   ATLANTA         CINCINNATI          COLUMBUS             NEW YORK

         HINE                   BRUSSELS           CLEVELAND        DAYTON                     WASHINGTON, D.C.

April 24, 2008

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re:

Northern Lights Fund Trust  - File Nos. 333-122917 and 811-21720

Gentlemen:

 A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 40 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 42 under the Securities Act of 1933 (Post-Effective Amendment No. 43 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS